                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                              SUNDSTRAND CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


- ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


- ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


- ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                [Sundstrand Corporation Trademark: Circle S Logo]





                             SUNDSTRAND CORPORATION
                               ROCKFORD, ILLINOIS



TO THE STOCKHOLDERS OF
  SUNDSTRAND CORPORATION:

     The 1994 Annual Meeting of Stockholders of Sundstrand Corporation is to be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 19, 1994, at 11:00 a.m., Central Time. Stockholders will be called upon to elect four directors for a term of three years and to vote upon such other matters as may properly come before the meeting. The Board of Directors cordially invites you to attend the meeting. The Wallingford Center is located on the first floor of the Clock Tower Resort & Conference Center.

     A copy of the Annual Report of the Company for the year 1993 is enclosed.

     At your earliest convenience, please sign and return the enclosed proxy card so that your shares will be represented at the meeting.

                                        Very truly yours,


                                        /s/ Harry C. Stonecipher


                                        CHAIRMAN OF THE BOARD,
                                         PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

March 2, 1994

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                             SUNDSTRAND CORPORATION
                              4949 HARRISON AVENUE
                                  P.O. BOX 7003
                          ROCKFORD, ILLINOIS 61125-7003


                                 ---------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                                                                   March 2, 1994

     Notice is hereby given that the Annual Meeting of Stockholders of Sundstrand Corporation, a Delaware corporation (the "Company"), will be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 19, 1994, at 11:00 a.m., Central Time, for the following purposes:

     1.   To elect four directors for a term of three years; and

     2. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 18, 1994, as the time for taking a record of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available from the Director, Investor Relations at the offices of Sundstrand Corporation, 4949 Harrison Avenue, Rockford, Illinois 61125 on and after March 22, 1994.

                                        By order of the Board of Directors,

                                           RICHARD M. SCHILLING,
                                                 SECRETARY

                             SUNDSTRAND CORPORATION
                              4949 HARRISON AVENUE
                                  P.O. BOX 7003
                          ROCKFORD, ILLINOIS 61125-7003
                                  MARCH 2, 1994

                                 --------------

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                            TO BE HELD APRIL 19, 1994

     The enclosed proxy is being solicited by the Board of Directors of the Company and may be revoked prior to the voting thereof. The cost of soliciting proxies by mail, telephone, telegraph, or in person, as needed, will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies from stockholders, including brokers' accounts, at a fee of $6,000 plus out-of-pocket expenses, to be paid by the Company. Also, officers or regular employees of the Company may engage in the solicitation of proxies by telegraph, telecopy, telephone or personal calls.

                                VOTING SECURITIES

     The record date for determining the stockholders entitled to vote at the meeting is February 18, 1994. On this date, the Company had 32,847,332 shares of Common Stock outstanding which are entitled to vote at the meeting. Stockholders are entitled to one vote for each share held. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, as determined by election inspectors appointed for the meeting, will constitute a quorum. The election inspectors will also tabulate votes that are received. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as a nonaffirmative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker or other nominee indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum but as nonvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

     The following table sets forth the name and address of each person known to the Company to be the beneficial owner of 5 percent or more of the Company's Common Stock, the number of shares beneficially owned by each such person and the percentage of the Company's Common Stock so owned.


NAME AND ADDRESS OF BENEFICIAL OWNER             SHARES BENEFICIALLY OWNED             PERCENT OF CLASS
- ------------------------------------             -------------------------             ----------------
Oppenheimer Group, Inc.*
 Oppenheimer Tower
 World Financial Center                                   3,826,045                       10.93%
 New York, New York 10281

The Capital Group, Inc. and
Capital Research and Management Company**
 333 South Hope Street                                    2,835,000                         8.1%
 Los Angeles, California 90071

Delaware Management Company, Inc.***
 1818 Market Street                                       2,729,400                         7.8%
 Philadelphia, Pennsylvania 19103

- ----------------


    *As reported in a Securities and Exchange Commission Schedule 13G report dated February 1, 1994, by Oppenheimer Group, Inc., the beneficial ownership of 3,826,045 shares by Oppenheimer Group, Inc. includes the beneficial ownership of 3,542,845 shares by Oppenheimer Capital, an investment adviser registered under the Investment Advisers Act of 1940 and a subsidiary of Oppenheimer Group, Inc.

   **As reported in a Securities and Exchange Commission Schedule 13G report dated February 11, 1994, filed by The Capital Group, Inc., a parent holding company, and by Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940 and a subsidiary of The Capital Group, Inc.

  ***As reported in a Securities and Exchange Commission Schedule 13G report dated December 31, 1993, filed by Delaware Management Company, Inc., an investment adviser registered under the Investment Advisers Act of 1940.


                              ELECTION OF DIRECTORS

     Article Ninth of the Restated Certificate of Incorporation of the Company provides that the number of directors from time to time shall be not less than eight nor more than twelve as fixed by the Company's by-laws. The Company's by-laws currently provide for eleven directors. Article Ninth of the Restated Certificate of Incorporation also requires that the Board of Directors be classified into three classes as nearly equal in number as possible, each director being elected for a term of three years.

     Four directors are to be elected at the meeting for a term of three years or thereafter until their successors are duly elected and qualified. The Board of Directors has nominated Donald E. Nordlund, John A. Puelicher, Don R. O'Hare and Charles Marshall for the three-year terms. Each is presently serving as a director of the Company. Unless otherwise directed, the proxy holders intend to vote the proxies received by them for the election of these nominees. The election of each nominee will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting. If, on account of death or unforeseen contingencies, any of said persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

     The nominees and the seven continuing Board members, the year each first became a director (set forth underneath his picture), his age, description of his principal occupation for the past five years, directorships held in publicly owned companies, and certain other directorships are as set forth below:

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

                        FOR THREE-YEAR TERM EXPIRING 1997

                             DONALD E. NORDLUND, 72, SINCE JUNE 1, 1988, THE
                             RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF
                             STALEY CONTINENTAL, INC., ROLLING MEADOWS,
                             ILLINOIS, A HOLDING COMPANY FOR A.E. STALEY
                             MANUFACTURING COMPANY, DECATUR, ILLINOIS, A
Photo of                     DIVERSIFIED COMPANY ENGAGED IN GRAIN PROCESSING AND
Donald E. Nordlund,          FOOD SERVICE DISTRIBUTION, AND CFS CONTINENTAL,
Director                     INC., CHICAGO, ILLINOIS, A FOOD SERVICE
                             DISTRIBUTION COMPANY. MR. NORDLUND IS A DIRECTOR OF
                             AMSTED INDUSTRIES, INC., CHICAGO, ILLINOIS, A
                             DIVERSIFIED MANUFACTURING COMPANY; AND SENTRY
                             INSURANCE, STEVENS POINT, WISCONSIN, A MUTUAL
                             INSURANCE COMPANY.

               1976

                             JOHN A. PUELICHER, 73, A DIRECTOR AND SINCE
                             DECEMBER 30, 1992, A RETIRED OFFICER OF MARSHALL &
                             ILSLEY CORPORATION, MILWAUKEE, WISCONSIN, A
                             MULTI-BANK HOLDING COMPANY. FROM APRIL 1979 TO
                             DECEMBER 30, 1992, MR. PUELICHER WAS THE CHAIRMAN
Photo of                     OF THE BOARD OF MARSHALL & ILSLEY CORPORATION, AND
John A. Puelicher,           SINCE JANUARY 10, 1989, THE RETIRED CHAIRMAN OF THE
Director                     BOARD OF M&I MARSHALL & ILSLEY BANK, MILWAUKEE,
                             WISCONSIN. MR. PUELICHER IS A DIRECTOR OF W. R.
                             GRACE & CO., BOCA RATON, FLORIDA, A SPECIALTY
                             CHEMICALS COMPANY WITH A LEADING POSITION IN HEALTH
                             CARE; AND SENTRY INSURANCE, STEVENS POINT,
                             WISCONSIN, A MUTUAL INSURANCE COMPANY.

               1977

                             DON R. O'HARE, 71, SINCE AUGUST 20, 1991, THE
                             RETIRED CHAIRMAN OF THE BOARD OF SUNDSTRAND
                             CORPORATION, A POSITION WHICH HE HELD FROM JANUARY
                             1, 1989, TO AUGUST 20, 1991. MR. O'HARE IS A
Photo of                     DIRECTOR OF MODINE MANUFACTURING COMPANY, RACINE,
Don R. O'Hare,               WISCONSIN, A MANUFACTURER OF HEAT TRANSFER
Director                     PRODUCTS; MARSHALL & ILSLEY CORPORATION, MILWAUKEE,
                             WISCONSIN, A MULTI-BANK HOLDING COMPANY; AND SAUER
                             INC., AMES, IOWA, A HOLDING COMPANY FOR BUSINESSES
                             ENGAGED IN THE MANUFACTURE OF HYDROSTATIC
                             TRANSMISSIONS FOR USE IN OFF-HIGHWAY MOBILE
                             EQUIPMENT.

               1979

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

                        FOR THREE-YEAR TERM EXPIRING 1997

                             CHARLES MARSHALL, 64, SINCE JUNE 1989, A RETIRED
                             OFFICER OF AMERICAN TELEPHONE AND TELEGRAPH
                             COMPANY, NEW YORK, NEW YORK, A COMPANY INVOLVED IN
                             INFORMATION MOVEMENT, MANAGEMENT SYSTEMS AND
                             COMMUNICATIONS. FROM APRIL 1985 TO JUNE 1989, MR.
Photo of                     MARSHALL WAS VICE CHAIRMAN OF AMERICAN TELEPHONE
Charles Marshall,            AND TELEGRAPH COMPANY. MR. MARSHALL IS A DIRECTOR
Director                     OF HARTMARX CORPORATION, CHICAGO, ILLINOIS, A
                             COMPANY INVOLVED IN THE MANUFACTURE OF CLOTHING;
                             GRUMMAN CORPORATION, BETHPAGE, NEW YORK, A
                             DIVERSIFIED COMPANY IN AEROSPACE, DATA SERVICES AND
                             TRUCK BODIES; CERIDIAN CORPORATION, MINNEAPOLIS,
                             MINNESOTA, A DIVERSIFIED COMPANY IN FINANCIAL AND
                    1989     EDUCATIONAL SERVICES; GATX CORPORATION, CHICAGO,
                             ILLINOIS, A COMPANY INVOLVED IN THE OPERATION OF
                             RAIL CARS AND GREAT LAKES VESSELS, BULK LIQUID
                             TERMINALS, AND FINANCING FOR CAPITAL EQUIPMENT AND
                             REAL ESTATE; SONAT, INC., BIRMINGHAM, ALABAMA, A
                             HOLDING COMPANY FOR ENERGY AND ENERGY SERVICES; AND
                             ZENITH ELECTRONICS CORPORATION, GLENVIEW, ILLINOIS,
                             A MANUFACTURER OF CONSUMER ELECTRONICS AND RELATED
                             PRODUCTS.

                  MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                        TERM EXPIRING 1995

                             WARD SMITH, 63, A DIRECTOR AND SINCE MAY 8, 1991,
                             CHAIRMAN OF NACCO INDUSTRIES, INC., MAYFIELD
                             HEIGHTS, OHIO, A COAL MINING COMPANY AND A
                             MANUFACTURER AND SELLER OF SMALL HOME APPLIANCES
                             AND FORK LIFT TRUCKS. FROM APRIL 1, 1989, TO MAY 8,
Photo of                     1991, MR. SMITH WAS CHAIRMAN AND CHIEF EXECUTIVE
Ward Smith,                  OFFICER OF NACCO INDUSTRIES, INC., AND FROM AUGUST
Director                     1, 1987, TO MARCH 31, 1989, HE WAS ITS CHAIRMAN,
                             PRESIDENT AND CHIEF EXECUTIVE OFFICER. MR. SMITH IS
                             A DIRECTOR OF HYSTER-YALE MATERIALS HANDLING, INC.,
                             PORTLAND, OREGON, A MANUFACTURER OF FORK-LIFT
                             TRUCKS; AND A TRUSTEE OF VARIOUS MUTUAL FUNDS
                             MANAGED BY MASSACHUSETTS FINANCIAL SERVICES
                             COMPANY, BOSTON, MASSACHUSETTS, AN INVESTMENT
                    1983     ADVISER.

                  MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                        TERM EXPIRING 1995

                             J. P. BOLDUC, 54, A DIRECTOR AND SINCE JANUARY 1,
                             1993, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF W.
                             R. GRACE & CO., BOCA RATON, FLORIDA, A SPECIALTY
                             CHEMICALS COMPANY WITH A LEADING POSITION IN HEALTH
                             CARE. FROM AUGUST 2, 1990, TO JANUARY 1, 1993, MR.
                             BOLDUC WAS THE PRESIDENT AND CHIEF OPERATING
Photo of                     OFFICER OF W. R. GRACE & CO. AND FROM NOVEMBER 6,
J. P. Bolduc,                1986, TO AUGUST 2, 1990, HE WAS ITS VICE CHAIRMAN.
Director                     MR. BOLDUC IS A DIRECTOR OF MARSHALL & ILSLEY
                             CORPORATION, MILWAUKEE, WISCONSIN, A MULTI-BANK
                             HOLDING COMPANY; UNISYS CORPORATION, BLUE BELL,
                             PENNSYLVANIA, A COMPUTER MANUFACTURER AND
                             INFORMATION TECHNOLOGY COMPANY; NEWMONT MINING
                             CORPORATION, DENVER, COLORADO, A GOLD MINING AND
                    1991     PRODUCING COMPANY; AND BROTHERS GOURMET COFFEES,
                             INC., BOCA RATON, FLORIDA, A SPECIALTY COFFEE
                             COMPANY.

                             GERALD GRINSTEIN, 61, A DIRECTOR AND SINCE OCTOBER
                             1990, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF
                             BURLINGTON NORTHERN INC., FORT WORTH, TEXAS, A
                             DIVERSIFIED COMPANY IN RAILROADS AND OTHER
Photo of                     BUSINESSES. FROM JANUARY 1989 TO OCTOBER 1990, MR.
Gerald Grinstein,            GRINSTEIN WAS PRESIDENT AND CHIEF EXECUTIVE OFFICER
Director                     OF BURLINGTON NORTHERN INC. MR. GRINSTEIN IS A
                             DIRECTOR OF BROWNING-FERRIS INDUSTRIES, INC.,
                             HOUSTON, TEXAS, A WASTE DISPOSAL COMPANY; DELTA AIR
                             LINES, INC., ATLANTA, GEORGIA, A COMMERCIAL
                             AIRLINE; AND SEATTLE-FIRST NATIONAL BANK, SEATTLE,
                             WASHINGTON, A NATIONAL BANK.

                    1991


                        TERM EXPIRING 1996

                             THOMAS G. POWNALL, 72, SINCE MAY 1, 1988, THE
                             RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF
                             MARTIN MARIETTA CORPORATION, BETHESDA, MARYLAND, A
                             DIVERSIFIED MANUFACTURER OF TECHNOLOGY BASED
Photo of                     SYSTEMS AND PRODUCTS FOR VARIOUS INDUSTRIES. MR.
Thomas G. Pownall,           POWNALL IS A DIRECTOR OF THE TITAN CORPORATION, SAN
Director                     DIEGO, CALIFORNIA, A CORPORATION INVOLVED IN THE
                             DESIGN, MANUFACTURE AND INSTALLATION OF
                             HIGH-TECHNOLOGY INFORMATION AND ELECTRONIC PRODUCTS
                             AND SYSTEMS FOR GOVERNMENT, COMMERCIAL AND
                             INTERNATIONAL CLIENTS; AND WESTLAND GROUP PLC,
                             YEOVIL, SOMERSET, ENGLAND, A MANUFACTURER OF
                             HELICOPTERS, HOVERCRAFT, AEROSPACE EQUIPMENT AND
                    1978     SYSTEMS, AND FUEL TANKS.

                  MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                        TERM EXPIRING 1996

                             KLAUS H. MURMANN, 62, A DIRECTOR AND SINCE APRIL
                             16, 1989, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF
                             SAUER INC., AMES, IOWA, A HOLDING COMPANY FOR
                             BUSINESSES ENGAGED IN THE MANUFACTURE OF
Photo of                     HYDROSTATIC TRANSMISSIONS FOR USE IN OFF-HIGHWAY
Klaus H. Murmann,            MOBILE EQUIPMENT AND FROM JANUARY 11, 1987, TO
Director                     MARCH 1990, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF
                             SUNDSTRAND-SAUER COMPANY, AMES, IOWA, A HOLDING
                             COMPANY FOR BUSINESSES ENGAGED IN THE MANUFACTURE
                             OF HYDROSTATIC TRANSMISSIONS FOR USE IN OFF-HIGHWAY
                             MOBILE EQUIPMENT. SINCE JANUARY 1, 1987, MR.
                             MURMANN HAS ALSO BEEN CHAIRMAN OF THE CONFEDERATION
                             OF GERMAN EMPLOYERS' ASSOCIATIONS, A TRADE
                    1981     ASSOCIATION THAT REPRESENTS GERMAN EMPLOYERS IN
                             DEALINGS WITH THE GERMAN GOVERNMENT AND UNIONS. MR.
                             MURMANN IS A MEMBER OF THE SUPERVISORY BOARDS OF
                             FRIED. KRUPP AG HOESCH-KRUPP, ESSEN, A GERMAN
                             INDUSTRIAL COMPANY; GILDEMEISTER AG, BIELEFELD, A
                             GERMAN MANUFACTURER OF MACHINE TOOLS; PREUSSEN
                             ELEKTRA AG, A GERMAN UTILITY CONCERN; AND
                             GERLING-KONZERN ALLGEMEINE VERSICHERUNGS-AG,
                             COLOGNE, A GERMAN INSURANCE CONCERN.

                             HARRY C. STONECIPHER, 57, CHAIRMAN OF THE BOARD,
                             PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SUNDSTRAND
                             CORPORATION SINCE AUGUST 20, 1991, AND FROM JANUARY
                             1, 1989, TO AUGUST 20, 1991, MR. STONECIPHER WAS
Photo of                     ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER. MR.
Harry C. Stonecipher,        STONECIPHER IS A DIRECTOR AND THE NON-EXECUTIVE
Director                     CHAIRMAN OF THE BOARD OF PRECISION CASTPARTS CORP.,
                             PORTLAND, OREGON, A MANUFACTURER OF STRUCTURAL
                             CASTINGS AND PRECISION CAST AIRFOILS FOR THE
                             AEROSPACE INDUSTRY. MR. STONECIPHER IS ALSO A
                             DIRECTOR OF CINCINNATI MILACRON, INC., CINCINNATI,
                             OHIO, A MANUFACTURER OF MACHINE TOOLS AND PLASTICS
                             MACHINERY; LUKENS, INC., COATESVILLE, PENNSYLVANIA,
                    1987     A MANUFACTURER OF STEEL AND SAFETY PRODUCTS; AND
                             SENTRY INSURANCE, STEVENS POINT, WISCONSIN, A
                             MUTUAL INSURANCE COMPANY.

                             ROBERT J. SMULAND, 58, EXECUTIVE VICE PRESIDENT AND
                             CHIEF OPERATING OFFICER, AEROSPACE OF SUNDSTRAND
Photo of                     CORPORATION SINCE AUGUST 7, 1990, AND FROM FEBRUARY
Robert J. Smuland,           16, 1989, TO AUGUST 6, 1990, MR. SMULAND WAS GROUP
Director                     VICE PRESIDENT, ADVANCED TECHNOLOGY GROUP OF
                             SUNDSTRAND CORPORATION. MR. SMULAND IS A DIRECTOR
                             OF AMCORE FINANCIAL, INC., ROCKFORD, ILLINOIS, A
                             BANK HOLDING COMPANY.


                    1993

           VOTING SECURITIES HELD BY NOMINEES, DIRECTORS AND OFFICERS

     The following table lists the number of shares of the Common Stock of the Company beneficially owned by directors, nominees, and the five most highly compensated executive officers of the Company and by nominees, directors and officers as a group.

                                        SHARES OF COMMON STOCK BENEFICIALLY
NAME                                       OWNED AS OF FEBRUARY 1, 1994*
- ---------------------------             -----------------------------------
Donald E. Nordlund                                      8,166
John A. Puelicher                                       2,642
Don R. O'Hare                                          88,330
Charles Marshall                                        4,000
Ward Smith                                              4,247
J. P. Bolduc                                                0
Gerald Grinstein                                        1,000
Thomas G. Pownall                                       8,732
Klaus H. Murmann                                        4,000
Harry C. Stonecipher                                  200,000
Robert J. Smuland                                      67,884
Berger G. Wallin                                       66,720
Paul Donovan                                           53,500
Richard M. Schilling                                   61,220

All Nominees, Directors and Officers as a Group
(18 persons, including those named above)             666,529
- -----------------

    * No nominee, director or officer beneficially owns more than 1 percent of the outstanding Common Stock of the Company and all officers, nominees and directors as a group own 1.99 percent of the outstanding Common Stock of the Company.

            BOARD OF DIRECTORS' COMPENSATION, MEETINGS AND COMMITTEES

     During 1993 non-officer directors were compensated by an annual fee of $26,000, plus a $1,200 fee for each Board meeting attended and a $1,000 fee for each meeting of a committee of the Board of Directors attended. Non-officer directors are also reimbursed for expenses and costs in connection with attendance at meetings. Under the policy of the Board of Directors, no such fees are paid to directors who are also officers of the Company. During 1993 the Company provided the use of Company planes to Messrs. Murmann and O'Hare which amounted to $17,315 and $1,690, respectively.

     Upon Mr. O'Hare's retirement from his position of officer, Chairman of the Board, the Company entered into a consulting agreement with him. The consulting agreement has been extended through September 30, 1994, with the annual fee being $125,000. In addition, Mr. O'Hare is entitled to reimbursement of expenses incurred in performing his duties and is provided with an office and secretarial and administrative services. Under the agreement, Mr. O'Hare is required to provide such advice and assistance to the Chairman of the Board, President and Chief Executive Officer of the Company as is requested by him.

     The Director Emeritus Retirement Plan was adopted on July 20, 1989, by the Board of Directors. Under the plan, any director in office on or after that date is eligible to receive, upon cessation of his service as a director, a retirement benefit equal to the annualized rate of compensation being paid to directors (excluding board and committee meeting attendance fees) in effect at the time he ceases to be a director, payable quarterly until the earlier of his death or the expiration of a period of time equal to that of his service as a director of the Company. In the event of the death of the eligible director prior to commencement of the retirement benefit or prior to the receipt of payments for a period equal to the period of his service as a director, the plan provides that retirement benefit payments will be paid to the director's surviving spouse or beneficiary, as designated by the director, or to his estate in the absence of such designation, for such service period or the remainder of such service period. The plan provides for the lump sum payment of the entire retirement benefit in the event of a change of control (as defined in the plan) of the Company.

     There were five meetings of the Board of Directors during 1993 and on one occasion action was taken through consent resolutions signed by all directors, which reflected decisions reached following discussions among the directors. Messrs. Puelicher and Smuland participated in fewer than 75 percent of the aggregate of the Board of Directors meetings and meetings of the Board committees on which they served. Present Board-appointed committees are the Audit, Compensation, Finance and Nominating Committees.

     The Audit Committee reviews the Company's financial statements audited by the Company's independent certified public accountants and is advised by management of any significant problems in completing the audit and of any significant accounting changes. In addition, the Audit Committee reviews with the Company's independent certified public accountants the annual report of audit and accompanying management letter and consults with such accountants as to the adequacy of the Company's internal accounting controls. The Audit Committee also makes recommendations to the Board of Directors concerning the engagement of independent certified public accountants to audit the annual financial statements of the Company and approves in advance the scope of the audit services to be performed by such accountants and the estimated cost of such services. The Audit Committee meets at least twice annually with the Company's Director, Audit Services to review internal audit activities performed during the prior and current years and the internal audit plan for the current year. The Audit Committee also receives reports, at least twice annually, from the Company's Vice President, Aerospace Contracts, Compliance and Management Services and from the Chairman of the Company's Corporate Business Conduct and Ethics Committee. The Audit Committee reviews proxy materials relating to director and executive officer compensation and to charter amendments prior to such proxy materials being mailed to the Company's stockholders. The Audit Committee also monitors and evaluates the effectiveness of the Company's (a) policies and procedures designed to effect compliance with laws, regulations, and contract provisions regarding procurement and performance of government contracts, and (b) existing government contract compliance educational programs for managers involved in supervising the procurement or performance of government contracts. The Audit Committee also requires such managers to certify on an annual basis their awareness of and compliance with the Company's policies regarding the procurement and performance of government contracts. The Audit Committee met three times during 1993. The present members of the Audit Committee are Ward Smith (Chairman), Thomas G. Pownall, Charles Marshall, J. P. Bolduc, and Gerald Grinstein.

     The Compensation Committee reviews and recommends to the Board of Directors salary and other forms of compensation for the Company's elected officers, and reviews with the Chairman of the Board, President and Chief Executive Officer of the Company the perquisites being provided to directors and elected officers of the Company and makes recommendations as to appropriateness. In addition, the Compensation Committee administers the Company's Restricted Stock and Stock Incentive Plans and, with respect to elected officers, authorizes the sale and issuance of restricted shares of the Company's Common Stock under both plans and the grant of stock options under the Stock Incentive Plan. The Compensation Committee met three times, including one telephonic meeting, during 1993. The present members of the Compensation Committee are Donald E. Nordlund (Chairman), Klaus H. Murmann, John A. Puelicher, Ward Smith, and Gerald Grinstein.

     The Finance Committee reviews the Company's financial condition and requirements for funds, reviews proposed financing activities of the Company, reviews and recommends to the Board of Directors proposals to change the capital structure of the Company, reviews the Company's risk management program and its adequacy to safeguard the Company against extraordinary liabilities or losses, approves the Company's investment and hedging policies and has the responsibility and authority to control and manage the operation of the employee benefit plans of the Company and its subsidiaries which are subject to Title I of the Employee Retirement Income Security Act of 1974 (other than the authority to appoint trustees and make certain changes in the plans, which authorities are reserved to the full Board of Directors) and the nonqualified supplemental retirement plans of the Company. The Finance Committee met one time during 1993. The present members of the Finance Committee are Don R. O'Hare (Chairman), John
A. Puelicher, Donald E. Nordlund, J. P. Bolduc, and Harry C. Stonecipher.

     The Nominating Committee reviews the size and composition of, and recommends appropriate changes to, the Board of Directors. It recommends to the Board of Directors candidates to fill vacancies which occur on the Board of Directors prior to the annual stockholders meeting or arising with respect to those directors whose term of office expires at the annual stockholders meeting. Generally, non-employee directors are selected on the basis of recognized achievements in business, educational or professional fields. The Nominating Committee also recommends for approval of the Board of Directors the directors to serve on the various committees of the Board. The Nominating Committee met one time during 1993. The present members of the Nominating Committee are Charles Marshall (Chairman), Klaus H. Murmann, Thomas G. Pownall, and J. P. Bolduc.

     The Company's by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as a director at a meeting only if such stockholder has given written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting (with respect to an election to be held at an annual meeting of stockholders) or, with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the annual or special meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The present members of the Compensation Committee are Donald E. Nordlund (Chairman), Klaus H. Murmann, John A. Puelicher, Ward Smith and Gerald Grinstein. During the last fiscal year and presently, Mr. Murmann, Chairman, Chief Executive Officer and a director of Sauer, Inc., Ames, Iowa, served on the Company's Compensation Committee. During this period Mr. Schilling, Vice President and General Counsel and Secretary of the Company, also served as a director of Sauer, Inc.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised solely of outside directors.

OBJECTIVES OF COMPENSATION PROGRAM

     The objectives of the Company's executive compensation program are: to provide a competitive compensation package that will enable the Company to attract and retain key executives; to tie a significant portion of executive compensation to past and anticipated individual and Company performance; and to align the financial interest of executives with the long-term interests of the Company and its stockholders through employee stock ownership.

     In 1992, the Compensation Committee retained an independent compensation consultant to conduct a comprehensive review of the Company's executive compensation program. The consultant compared the Company's compensation program with a peer group of selected companies engaged in aerospace and/or industrial businesses similar to those of the Company. Of the twenty-three companies selected, nine are in the Standard & Poors Aerospace/Defense Index and one is in the Standard & Poors Diversified Manufacturing Index, which indices are incorporated into the performance graph and table on page 21 of this proxy statement. Based on the consultant's report, adjustments in the Company's executive compensation package were made for 1993 to place greater emphasis on those compensation elements which are aligned with the long-term interests of the Company and its stockholders, such as stock options and restricted stock. The Compensation Committee has determined that compensation paid by the

Company to its executives should be near the median being paid to executives of the peer group of companies as adjusted to reflect the performance of the Company and the executive.

COMPONENTS OF COMPENSATION

     The primary components of the Company's executive compensation program are a base salary, an annual incentive cash bonus, and stock option and restricted stock awards. The Company also provides life insurance, medical, retirement and other benefits generally available to Company employees.

     BASE SALARY

     The Compensation Committee annually reviews each officer's salary. In such review, the factors which the Committee considers are the officer's salary compared to that for the comparable position at the selected peer group of companies, the salary history of the officer, and the performance review and salary recommendation for the officer by Mr. Stonecipher. Generally, with the exception of officers who are responsible for specific manufacturing operations, the Company's or operating segment's performance is not a factor in setting salaries.

     In 1993, only one officer's salary was increased with the other officers' salaries remaining frozen since they were at or above the targeted median salary for comparable positions at the selected peer group of companies. The salary for Mr. Wallin, Executive Vice President and Chief Operating Officer, Industrial, was increased from $325,000 to $360,000 since his salary was below the median salary for comparable positions and to reflect the increased operating profit of the Company's Industrial segment.

     Mr. Stonecipher's base salary of $650,000 per year was set effective September 1, 1990, and remained frozen by the Committee through the end of 1993, since it is at the median for comparable positions within the selected peer group of companies.

     OFFICER INCENTIVE COMPENSATION

     Under the Company's Officer Incentive Plan (the "Bonus Plan"), an annual bonus may be paid to officers if the Company meets predetermined performance levels. The Bonus Plan allows the Compensation Committee to delegate to the Chairman, President and Chief Executive Officer the determination for each officer other than himself the Company performance levels, weight to be assigned to each element, and the officer's bonus tier of participation as set forth below. The Compensation Committee is responsible for determining any bonus for Mr. Stonecipher, which bonus will generally be based on the level of achievement by the Company with respect to selected performance elements.

     Under the Bonus Plan, the Company's performance is determined based upon a combination of elements selected by the Committee or, as applicable, Mr. Stonecipher. Failure to attain the threshold achievement level applicable to a particular performance element would result in the officer not receiving any credit towards determination of a bonus award for such element. If each Company performance element is achieved at the expected achievement level the bonus generally will be at the target percentage of base salary. If actual performance is greater or less than the target (but not less than the threshold) the bonus amount will vary as a percentage of base salary. Bonus Plan compensation as a percentage of base salary is determined based on the following tiers and bonus opportunity levels established by the Compensation
Committee:


                                                                      BONUS OPPORTUNITY LEVELS
                                                                     --------------------------
               POSITION/TIER OF PARTICIPATION                        THRESHOLD  TARGET  MAXIMUM
- ----------------------------------------------------------------     ---------  ------  -------
Chairman of the Board, President and Chief Executive Officer            25%      50%      80%

Executive Vice Presidents and Vice President and General Counsel        20%      40%      64%

All Other Elected Officers                                              15%      30%      48%

     The Compensation Committee or, as applicable, Mr. Stonecipher may, at its or his discretion, adjust upward or downward any bonus determined on the basis of achievement of the various elements. Despite the discretionary adjustments that may be made, it is the Compensation Committee's intent that any bonus amount paid under the Bonus Plan reflect the performance of the Company and the officer. No bonus may be paid under the plan in any year in which the Company's return on average total equity for such year is twelve percent or less.

     For the 1993 plan year the Compensation Committee, prior to delegating to Mr. Stonecipher the authority to determine the Company performance elements for such year for the other Company officers, reviewed favorably Mr. Stonecipher's recommendation in this regard. The target levels for earnings per share and operational cash flow were adjusted to reflect the sale of the Sundstrand Data Control business and working capital improvement was changed from average working capital to year-end working capital as a more appropriate measure. The recommended elements and target levels, as adjusted, were: earnings per share - $2.95; working capital improvement - to $.34 per sales dollar; cash flow before financing - $53.0 million; and return on average equity - 20.0%.

     Following the end of the year the Committee ascertained the Company's performance level with respect to each element selected and received Mr. Stonecipher's report with respect to the performance of the various officers. The Committee determined the amount of bonus for each officer based on the performance of the Company as compared to the performance elements and Mr. Stonecipher's recommendation. The bonuses awarded approximated the amounts determined based upon the achievement level of the various Company performance elements. In 1993, each of the Company performance elements was equally weighted with adjustments being made for unusual and nonrecurring accounting items.

     For the 1993 plan year, the Compensation Committee determined Mr. Stonecipher's bonus to be $186,875, representing approximately 29 percent of his base salary. In determining Mr. Stonecipher's bonus, the Compensation Committee decided that the Company performance elements which would be applicable would be the same as indicated above for the other officers.

     STOCK OPTIONS AND RESTRICTED STOCK

     The Compensation Committee presently intends that under the Company's Stock Incentive Plan (the "Stock Plan") stock options and restricted stock will be granted in alternate years.

     The terms and conditions adopted by the Committee applicable to stock options granted under the plan provide that options granted to an individual will be exercisable in increments of twenty-five percent on each of the second through fifth anniversary dates of the grant, but no later than the tenth anniversary of the grant, at an exercise price equal to the fair market value of a share of the Company's common stock on the date of grant. No stock options were awarded to any of the officers in 1993 under the Stock Plan.

     The terms and conditions adopted by the Committee relating to restricted stock granted under the Stock Plan provide that such stock will vest in increments of twenty percent per year on each of the fifth through ninth anniversary dates of the grant. The price paid for each share of restricted stock granted is to be the par value of each share, payable on the date of the grant.

     On December 1, 1993, the Compensation Committee awarded restricted stock to officers of the Company. The grants ranged from 2,000 to 18,000 shares, the latter number being awarded to Mr. Stonecipher. The number of shares granted to the officers other than Mr. Stonecipher was reflective of the recommendation made by Mr. Stonecipher which was based upon the survey conducted by the independent compensation consultant in 1992. The number of shares granted to Mr. Stonecipher was also based upon the aforementioned survey.

SUMMARY

     The Compensation Committee is of the opinion that the combination of base salary and bonuses based upon individual and corporate performance, in conjunction with equity-based compensation aligning executives' interests with the interests of the Company's stockholders, provides a competitive program which reflects the Company's compensation objectives described above. The Committee further believes that these policies are specifically reflected in the 1993 compensation levels of the Company's executives.

                                        COMPENSATION COMMITTEE
                                        Donald E. Nordlund, Chairman
                                        Klaus H. Murmann
                                        Ward Smith
                                        John A. Puelicher
                                        Gerald Grinstein

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the five most highly compensated executive officers of the Company for services rendered in all capacities for each of the Company's last three completed fiscal years.

                                                                       LONG-TERM COMPENSATION
                                                                       ----------------------
                                      ANNUAL COMPENSATION                      AWARDS
                                ------------------------------------   ----------------------
                                                           OTHER       RESTRICTED
                                                           ANNUAL        STOCK                   ALL OTHER
NAME AND                         SALARY      BONUS      COMPENSATION     AWARDS       OPTIONS   COMPENSATION
PRINCIPAL POSITION      YEAR       ($)        ($)           ($)         ($)(6)(7)       (#)        ($)(8)
- ------------------      ----    --------    --------    ------------   ----------     -------   ------------
Harry C. Stonecipher    1993    $650,000    $186,875    $ 67,109 (1)    $711,000          -        $8,970
  Chairman of the       1992    $650,000    $440,000    $115,515 (1)         -         45,000      $8,970
  Board, President      1991    $650,000    $295,750    $130,393 (1)    $971,250          -        $9,555
  and Chief Executive
  Officer

Robert J. Smuland       1993    $450,000    $103,500    $ 97,122 (2)    $355,500          -        $6,210
  Executive Vice        1992    $450,000    $225,000    $ 63,642 (2)         -         23,125      $6,210
  President and Chief   1991    $450,000    $163,800    $ 86,592 (2)    $485,625          -        $6,615
  Operating Officer,
  Aerospace

Berger G. Wallin        1993    $360,000    $ 82,800    $ 21,306 (3)    $355,500          -        $4,968
  Executive Vice        1992    $325,000    $160,000    $ 22,421 (3)         -         21,250      $4,485
  President and Chief   1991    $300,980    $109,200    $ 24,962 (3)    $323,750          -        $4,424
  Operating Officer,
  Industrial

Paul Donovan            1993    $300,000    $ 69,000    $ 79,800 (4)    $177,750          -        $4,140
  Executive Vice        1992    $300,000    $150,000    $ 20,683 (4)         -         10,625      $4,140
  President and Chief   1991    $300,000    $109,200    $ 78,617 (4)    $388,500          -        $4,410
  Financial Officer

Richard M. Schilling    1993    $220,000    $ 50,600    $ 46,395 (5)    $118,500          -        $3,036
  Vice President and    1992    $220,000    $120,000    $ 43,849 (5)         -          8,125      $3,036
  General Counsel       1991    $220,000    $ 80,000    $ 54,639 (5)    $242,813          -        $3,234
  and Secretary

- ---------------------

(1) The amounts set forth include the incremental cost of Mr. Stonecipher's personal use of Company planes totaling $46,334, $92,368, and $92,330 for the years 1993, 1992, and 1991, respectively.
(2) The amounts set forth include the incremental cost of Mr. Smuland's personal use of Company planes totaling $80,069, $40,388, and $61,649 for the years 1993, 1992, and 1991, respectively.
(3) The amounts set forth include the incremental cost of Mr. Wallin's personal use of Company planes totaling $6,504, $6,744, and $7,097 for the years 1993, 1992, and 1991, respectively.
(4) The amounts set forth include the incremental cost of Mr. Donovan's personal use of Company planes totaling $71,260, $1,632, and $52,586 for the years 1993, 1992, and 1991, respectively.

(5) The amounts set forth include the incremental cost of Mr. Schilling's personal use of Company planes totaling $39,152, $21,501, and $34,323 for the years 1993, 1992, and 1991, respectively, and a payment of taxes (gross-up) of $4,200 on a special bonus for the year 1992.
(6) The amounts set forth represent the fair market value of the shares of restricted stock awarded to the named executive officer in 1993 and 1991, respectively, less the purchase price paid by the executive officer. Dividends on restricted stock are paid at the same time and in the same amounts as paid on Common Stock, but such amounts are not included in this column.
(7) On December 31, 1993, Mr. Stonecipher held 168,000 shares of restricted stock which had an aggregate market value of $6,972,000; Mr. Smuland held 64,000 shares of restricted stock which had an aggregate market value of $2,656,000; Mr. Wallin held 47,600 shares of restricted stock which had an aggregate market value of $1,975,400; Mr. Donovan held 50,300 shares of restricted stock which had an aggregate market value of $2,087,450; and Mr. Schilling held 28,500 shares of restricted stock which had an aggregate market value of $1,182,750.
(8) The amounts set forth represent the dollar value of term life insurance premiums paid by the Company for the group term life insurance component of the Executive Life Insurance Program, and an imputed value based upon the equivalent of term life insurance premiums for the survivor income benefit component of the Executive Life Insurance Program.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     No options were exercisable in 1993. The following table sets forth the number of options which were not exercisable and the value of such options based upon the difference between the exercise price and the market price of the underlying shares as of December 31, 1993.

                                                         VALUE OF UNEXERCISED
                             NUMBER OF UNEXERCISED           IN-THE-MONEY
                              OPTIONS AT FY-END            OPTIONS AT FY-END
NAME                       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- ---------------------      -------------------------   -------------------------
Harry C. Stonecipher              0 / 45,000                 $0 / $151,875
Robert J. Smuland                 0 / 23,125                 $0 / $ 78,047
Berger G. Wallin                  0 / 21,250                 $0 / $ 71,719
Paul Donovan                      0 / 10,625                 $0 / $ 35,859
Richard M. Schilling              0 /  8,125                 $0 / $ 27,422
- -------------------

                                RETIREMENT PLANS

     Generally, the retirement benefit to which an executive officer will be entitled upon retirement is provided under the tax-qualified Sundstrand Corporation Retirement Plan-Aerospace (the "Retirement Plan") and the non-tax-qualified supplemental retirement plan (the "Supplemental Plan"). The eligibility for and forms of benefit payment are the same under both plans.

     The following table sets forth estimated annual retirement benefits for representative years of service and three-year average annual earnings amounts.

  HIGHEST CONSECUTIVE
      THREE-YEAR                   ESTIMATED ANNUAL RETIREMENT BENEFIT
AVERAGE ANNUAL EARNINGS            FOR REPRESENTATIVE YEARS OF SERVICE
- -----------------------    --------------------------------------------------
                                                                     30 OR
                           10 YEARS  15 YEARS  20 YEARS  25 YEARS  MORE YEARS
                           --------  --------  --------  --------  ----------
$  300,000                 $ 66,670  $100,005  $133,340  $166,675  $ 200,010
   450,000                  100,005   150,008   200,010   250,013    300,015
   600,000                  133,340   200,010   266,680   333,350    400,020
   950,000                  211,122   316,683   422,243   527,804    633,365
 1,150,000                  255,568   383,353   511,137   638,921    766,705
 1,400,000                  311,127   466,690   622,253   777,817    933,380
- ----------

     Generally, the combined amounts shown in the Salary and Bonus columns of the Summary Compensation Table on page 14 of this proxy statement are expected to approximate the three-year average annual earnings of an executive officer which would be used to determine his total retirement benefit under the Retirement Plan and the Supplemental Plan.

     Messrs. Stonecipher, Smuland, Wallin, Donovan and Schilling upon attainment of age 65, the normal retirement age under the plans, will have 14.4, 11.6, 41.0, 24.0 and 34.2 actual years of service with the Company, respectively.

     Although the Retirement Plan benefit formula includes a reduction for 50% of a participant's monthly primary Social Security benefit earned at retirement, the amounts shown in the table do not reflect this reduction. The benefit amounts shown in the table are calculated based upon the straight life annuity form of payment.

     At the time of their employment with the Company separate unfunded retirement agreements were entered into with Messrs. Stonecipher and Smuland. The agreement with Mr. Stonecipher, as amended, provides that he will receive a non-qualified benefit which, when combined with his benefits under the Retirement Plan and the Supplemental Plan, will equal the benefits that would be payable from these plans if it is assumed at such time that he had twice his actual years of service with the Company. The agreement with Mr. Smuland provides that he will receive (a) a non-qualified benefit which, when combined with his benefits under the Retirement Plan and the Supplemental Plan and any pension received from his prior employer, will equal the benefits that would be payable from these plans if it is assumed at such time that he had twice his actual years of service with the Company, or, (b) if greater, a nonqualified benefit which when combined with his Retirement Plan and Supplemental Plan benefits will equal the benefits that would be payable from these plans if it is assumed that he accrued service at double the normal rate during his first five years of service with the Company.

     The estimated annual pension benefit payable under the retirement agreements to Messrs. Stonecipher and Smuland at their normal retirement age, which benefit is in addition to the benefit payable under the Retirement Plan and Supplemental Plan, is $348,817 and $75,004, respectively. The benefit for Mr. Smuland was calculated in accordance with option (b) set forth in the immediately preceding paragraph, which management believes will provide the greater benefit.

     Messrs. Stonecipher and Smuland, as directors of the Company, also are accruing a benefit under the Director Emeritus Retirement Plan, which plan is described on pages 7-8 of this proxy statement.

                              EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement (the "Agreement") with Mr. Stonecipher that is designed to assure the Company of his continued employment in an executive capacity. The "Employment Period" under the Agreement commenced on January 1, 1987, and will expire on July 19, 1996. Unless written notice is given to the contrary, the Employment Period with Mr. Stonecipher annually will be automatically extended for an additional year.

     The Agreement provides that throughout the Employment Period, the Company shall neither demote Mr. Stonecipher nor assign to him any duties or responsibilities that are inconsistent with his position, duties, responsibilities and status at the time he entered into the Agreement. Under the Agreement, Mr. Stonecipher shall receive during the Employment Period a salary not less than $650,000 per year, paid vacations, fringe benefits and perquisites, and shall remain eligible to participate in the Company's employee benefit plans, policies, practices and arrangements, and such stock, incentive and bonus plans as are then in effect.

     The Agreement sets forth certain conditions of employment such as the Company not assigning duties to Mr. Stonecipher which would require him to move the location of his principal business office or principal place of residence outside Rockford, Illinois. In addition, under the Agreement, Mr. Stonecipher covenants not to compete with the Company or to disclose confidential information concerning the Company during the Employment Period. In the event the Company fails to perform any covenant or agreement set forth in the Agreement, Mr. Stonecipher will be entitled to receive for the remainder of the Employment Period the salary and benefits he would have received if his employment had continued for such period. These benefits would not be payable, however, in the event his employment is terminated by reason of (a) conviction of a felony, (b) death, or (c) during the Employment Period breach of either his covenant not to compete or his covenant not to disclose confidential information and failure to cure such breach (the "Enumerated Reasons"). The Agreement also provides for reimbursement of legal expenses incurred in connection with certain claims or legal proceedings brought under or involving the Agreement.

     Under the Agreement, the Company also is required to make an additional "gross-up payment" to Mr. Stonecipher to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him under the Agreement, the 1982 and 1989 Restricted Stock Plans, the Stock Incentive Plan, or any other incentive compensation or bonus plan (the "Gross-up Payment"). The amount of the Gross-up Payment to be paid, if any, may be substantial and will depend upon numerous factors, including the price per share of the Common Stock of the Company and the extent, if any, that payments or benefits made to Mr. Stonecipher constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     The Agreement provides that upon a "Change in Control" (as described below) during the Employment Period the following will occur: (a) all restrictions on any stock purchased by or otherwise granted to Mr. Stonecipher pursuant to the Company's 1982 and 1989 Restricted Stock Plans, the Company's Stock Incentive Plan and any other restricted stock plan sponsored by the Company shall lapse and all such stock shall immediately vest and be delivered to Mr. Stonecipher, and all outstanding stock options held by him shall become fully vested and immediately exercisable; and (b) commencing at the time of Mr. Stonecipher's termination of employment, he shall be provided with the same health care coverage as provided to other eligible retirees at that time and with a life insurance benefit of one time his annual base salary at the higher of the annual rate in effect at the time of his termination of employment or immediately prior
to the Change in Control.   The Agreement also provides that upon his
termination of employment following a Change in Control in addition to all other amounts payable under the Agreement, he will within five days of such termination be paid in a single lump sum all accrued but unpaid salary and other compensation and benefits plus, if his employment is terminated for any reason other than the Enumerated Reasons, a bonus equal to the largest bonus received during the three years preceding the termination of employment multiplied by a fraction, which will not be less than one, the numerator of which is the number of months remaining in his Employment Period and the denominator of which is 12, or, if his employment is terminated for one of the Enumerated Reasons, a bonus equal to the incentive award that would have been paid if it were assumed his employment had continued to the end of the year and it were assumed all performance targets and goals were met multiplied by a fraction, the numerator of which is the number of months remaining in the year through the date of termination and the denominator of which is 12.

     Assuming a Change in Control occurred on March 1, 1994, and his employment were terminated by the Company on that date for a reason other than an Enumerated Reason, Mr. Stonecipher would have been eligible to receive a bonus of $1,158,676. In addition, he would have been entitled to receive 144,000 shares of restricted stock and 45,000 stock options held by him would have become fully vested and exercisable. Mr. Stonecipher also would have been entitled to have his base salary continued for the Employment Period which would result in payments during that time totaling $1,752,084 and he would have been entitled to continue to receive incentive compensation and other personal benefits. He also would accrue additional service for his retirement which would be paid under the provisions of the Retirement and Supplemental Plans as described on pages 15-17 of this proxy statement.

     On July 20, 1989, the Company entered into substantially identical employment agreements with Mr. Donovan and Mr. Schilling, which agreements were amended on August 7, 1990. On August 7, 1990, and on August 18, 1992, the Company entered into agreements with Mr. Wallin and Mr. Smuland, respectively, which are substantially identical to the other two as amended. The four agreements are hereinafter collectively referred to as the "Employment Agreement." The rights and obligations set forth in the Employment Agreement arise for a period of up to three years following a "Change in Control" (as described below) provided the Change in Control occurs during the "Protected Period" defined in the Employment Agreement (the "Term"). The Employment Agreement sets forth the terms and conditions of the executive's employment, annual base salary and participation by the executive in the Company's benefit plans. If the executive's employment is terminated during the Term (a) by the Company other than for "Cause" (as defined in the Employment Agreement), (b) by the executive for "Good Reason" (as defined in the Employment Agreement) or (c) by the executive for any reason or without reason during the 60-day period which commences on the date six months following a Change in Control, he will be entitled to receive (w) a "Pro-Rata Bonus" (as defined in the Employment Agreement), (x) a lump sum cash payment equal to three times the sum of his base salary and bonus (the base salary at least equal to his base salary in effect prior to a Change in Control and the bonus equal to the "Bonus Amount" as defined in the Employment Agreement), subject to certain adjustments, (y) continuation of life insurance, disability, medical, dental and hospitalization benefits for a period of up to 36 months and (z) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Company for an additional three years, subject to certain adjustments. In addition, all restrictions on any outstanding incentive awards will lapse and become fully vested, and all outstanding stock options shall become fully vested and immediately exercisable. The Employment Agreement also provides that the Company will pay all legal fees and related expenses incurred by the executive arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control. The Employment Agreement also provides for a Gross-up Payment.

     Assuming a Change in Control occurred on March 1, 1994, and their employment were terminated on that date, the approximate amount of cash payments that would have been made pursuant to the Employment Agreement as described above (other than the Gross-up Payment, if applicable) would have been $2,227,603 for Mr. Smuland, $928,748 for Mr. Wallin, $1,381,562 for Mr. Donovan and $1,013,145 for Mr. Schilling. The number of shares of restricted stock they would have been entitled to receive and the number of stock options they would have become fully vested in and been able to exercise would have been 64,000 shares and 23,125 stock options for Mr. Smuland, 43,200 shares and 21,250 stock options for Mr. Wallin, 47,900 shares and 10,625 stock options for Mr. Donovan and 26,500 shares and 8,125 stock options for Mr. Schilling. In addition, personal benefits would continue for the term of the Employment Agreement, and as set forth above, each of the executives would also have for a period of up to 36 months continued life insurance, disability, medical, dental and hospitalization benefits. The retirement benefit to which each of the executives would be entitled would be paid pursuant to the Retirement and Supplemental Plans and in addition, the pension benefit payable to Mr. Smuland under his retirement agreement would be paid, all as discussed on pages 15-17 of this proxy statement.

     In general, for purposes of the Agreement and the Employment Agreement, a "Change in Control" is defined as any of the following events: (a) the acquisition (other than from the Company) by any person (as such term is defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 33 percent or more of the combined voting power of the Company's then outstanding voting securities; (b) the individuals who, as of the date the agreements were executed, are members of the Board (the "Incumbent Board"), cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, and such new director shall, for purposes of the Agreement and the Employment Agreement, be considered as a member of the Incumbent Board; or (c) approval by stockholders of the Company of (i) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 67 percent of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company. A Change in Control shall not be deemed to occur by reason of an acquisition referred to in clause
(a) above because 33 percent or more of the combined voting power of the Company's then outstanding securities is acquired by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (y) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                                      LOANS

     On October 17, 1984, the Board of Directors adopted the 1984 Elected Officers' Loan Program (the "Loan Program") pursuant to which elected officers could borrow from the Company for a period of up to eight years. All loans outstanding under the program are collateralized. As of February 1, 1994, executive officers with loans in excess of $60,000 under the Loan Program were as follows: Mr. Stonecipher - $1,400,000; Mr. Smuland - $1,428,000; Mr. Donovan
- - $957,000; Mr. Schilling - $870,000; Kenelm A. Groff, Vice President, International Relations and Business Development - $527,816; James F. Ricketts, Vice President and Treasurer - $640,000; Gary J. Hedges, Vice President, Personnel and Public Relations - $275,000; and DeWayne J. Fellows, Vice President and Controller - $538,000. The interest rate charged on the loans is
5.89 percent. The indicated amounts were the largest aggregate amounts outstanding during 1993 with respect to each of the Company's executive officers except with respect to Messrs. Donovan and Groff for whom the largest aggregate amount outstanding during 1993 was $1,200,000 and $532,816, respectively. Effective October 1, 1992, the Company discontinued making loans under the Loan Program with existing loans being permitted to continue to maturity.

                           PERFORMANCE GRAPH AND TABLE

     The following performance graph and table compare the five-year cumulative total stockholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1988, in each of Sundstrand Corporation, Standard & Poors 500 Stock Index, Standard & Poors Aerospace/Defense Index and Standard & Poors Diversified Manufacturing Index. The

Standard & Poors' Aerospace/Defense and Diversified Manufacturing Indices were selected as properly reflecting the Company's involvement in the aerospace market and industrial market segments, the sales of which segments were approximately 54% and 46%, respectively, of the Company's total sales in 1993.



      [PERFORMANCE GRAPH OMITTED - REPRESENTED BY THE FOLLOWING TABLE:]




COMPANY/INDEX              1988    1989   1990   1991   1992   1993
- -------------------------------------------------------------------
Sundstrand                 $100    133    124    163    183    197
S&P 500                    $100    132    128    166    179    197
S&P Aerospace/Defense      $100    118    123    147    155    202
S&P Diversified Mfg.       $100    112    111    136    147    179


                         OTHER BUSINESS TO BE TRANSACTED

     At the date of this statement the foregoing is the only business which management intends to present or knows that others will present at the meeting. In the event that any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Ernst & Young was the Company's independent certified public accountants for 1993 and has been selected by the Company as its independent certified public accountants for 1994. Representatives of this accounting firm will be present at the meeting and will be given an opportunity to make any comments they wish and will be available to respond to appropriate questions raised at the meeting.

STOCKHOLDERS' PROPOSALS FOR 1995 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Annual Meeting in 1995 and which are to be included in the Company's 1995 Proxy Statement and form of proxy relating to that meeting must be received by the Company not later than November 3, 1994.

     If you will be unable to be present in person at the 1994 Annual Meeting, you are urged to date, sign and return the enclosed proxy card in order that your shares may be represented at the meeting.


                                        By order of the Board of Directors,

                                             RICHARD M. SCHILLING
                                                  SECRETARY


Rockford, Illinois
March 2, 1994

- --------------------------------------------------------------------------------

                          PROXY/VOTING INSTRUCTION CARD

                             SUNDSTRAND CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON APRIL 19, 1994

The undersigned hereby appoints Harry C. Stonecipher and Richard M. Schilling as proxies, with powers to be exercised by both or either of them, and with full power of substitution, to vote as designated on the reverse side all Common Stock of SUNDSTRAND CORPORATION according to the number of shares the undersigned is entitled to vote if personally present at the Annual Meeting of Stockholders of Sundstrand Corporation to be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on April 19, 1994, at 11:00 a.m., Central Time or at any adjournment thereof.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX
                              ON THE REVERSE SIDE.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

- --------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------

                PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------

This Proxy will be voted in accordance with specifications made. The Board of Directors recommends a vote
FOR Proposal 1. If no choice is indicated, this Proxy will be voted FOR Proposal 1.
                                                    FOR ALL
                                   FOR   WITHHOLD   (Except Nominee(s) written below)
                                   / /      / /      / /
1.  Election of Directors--
    Nominees: Donald E. Nordlund, John A. Puelicher         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE
    Don R. O'Hare and Charles Marshall.                     1994 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

    ________________________________________________        Signature(s)_______________________________________

2.  In their discretion, the proxies are authorized         ___________________________________________________
    to vote upon such other business as may properly        (Please sign your name exactly as imprinted hereon.
    come before the meeting or any adjournment              In case of multiple or joint ownership, all should
    thereof.                                                  sign. Persons signing in a fiduciary capacity
                                                                     should indicate their position.)

                         [LABEL]                                           Dated:_________________________,1994

- ---------------------------------------------------------------------------------------------------------------